Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FIRST QUARTER

2022 RESULTS

– Acquires Additional Industrial Property –

– Property Sales Generate Gains of $4.6 Million and $6.9 Million in the First Quarter and Second Quarter, Respectively –

GREAT NECK, New York, May 5, 2022 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended March 31, 2022.

“We continue to evolve our portfolio to maximize long-term cash flow to support our dividend,” commented Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “While we continue to pursue acquisitions of additional industrial properties and other select assets, during this time of low-cap rates and rising interest rates, we will remain disciplined as we adhere to our stringent underwriting standards in our ongoing efforts to deliver value for our stockholders.”

Operating Results:

Rental income was $21.5 million in the first quarter of 2022 compared to $20.7 million in the first quarter of 2021. This increase is due primarily to an additional $452,000 of rental income, including $242,000 of deferred rent from 2021 and 2020, from a movie theater tenant and, to a lesser extent lease amendments, extensions and renewals at several other properties.

Total operating expenses were $13.4 million in the first quarter of 2022 compared to $13.2 million for the first quarter of 2021. The change is primarily due to a rise in compensation expense.

Net income attributable to One Liberty in the first quarter of 2022 was $9.3 million, or $0.44 per diluted share, compared to $3.0 million, or $0.13 per diluted share, in the first quarter of 2021. Net income for the 2022 quarter includes a $4.6 million, or $0.22 per diluted share, gain on sale of real estate, a $918,000, or $0.04, per share, insurance recovery, and a $328,000, or $0.02 per share, reduction in interest expense.

Funds from Operations, or FFO1, was $10.6 million, or $0.50 per diluted share, for the first quarter of 2022, compared to $8.8 million, or $0.42 per diluted share, in the first quarter of 2021. The change is due primarily to the increases in rental income and insurance recoveries and a reduction in interest expense, offset by an increase in compensation expense.

Adjusted Funds from Operations, or AFFO, was $10.7 million, or $0.50 per diluted share, for the quarter ended March 31, 2022, compared to $10.0 million, or $0.48 per diluted share, for the corresponding quarter in the prior year. The change in AFFO is due to the factors contributing to the increase in FFO offset by the exclusion of other income from insurance recoveries and straight-line rent accruals.

Per share diluted net income, FFO and AFFO were negatively impacted during the quarter ended March 31, 2022, by an approximate 482,000 increase in the weighted average number of shares of common stock outstanding due to stock issuances pursuant to One Liberty’s equity incentive, at-the-market offering (ATM) and dividend reinvestment programs.

1.	A description and reconciliation of non-GAAP financial measures (i.e., FFO and AFFO) to GAAP financial measures is presented later in this release.

Balance Sheet:

At March 31, 2022, the Company had $11.4 million of cash and cash equivalents, total assets of $750.1 million, total debt of $402.8 million, and total One Liberty Properties, Inc. stockholders’ equity of $308.9 million.

At May 3, 2022, One Liberty’s available liquidity was $112.5 million, including $12.5 million of cash and cash equivalents (including the credit facility’s required $3.0 million average deposit maintenance balance) and $100.0 million available under the facility. The credit facility is currently available for the acquisition of commercial real estate, repayment of mortgage debt, and up to $10.0 million and $20.0 million for renovation and operating expenses, respectively.

Acquisition:

As previously reported, on January 5, 2022, the Company acquired an industrial property located in Fort Myers, Florida for a purchase price of $8.1 million. Post-closing, the Company obtained $4.9 million nine-year mortgage debt secured by the property, with an interest rate of 3.09% and maturing in February 2031.  The property is leased through 2030 and provides for annual rental income (excluding tenant reimbursements) of approximately $534,000.

Dispositions:

In March 2022, the Company sold four restaurant properties located in Pennsylvania for $10.0 million and recognized a $4.6 million gain. These properties contributed $117,000 of rental income, net and $10,000 of depreciation and amortization expense in the three months ended March 31, 2022.

Subsequent Event:

On May 2, 2022, One Liberty completed the sale of an industrial property in Columbus, Ohio for a sales price of $8.5 million. This property generated $749,000 of rental income, net, and incurred operating expenses of $164,000 (including depreciation and amortization expense of $66,000) in 2021. One Liberty anticipates that it will recognize an approximate $6.9 million gain from this sale in the quarter ending June 30, 2022.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and certain other non-recurring fees and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures), income on insurance recoveries from casualties and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Forward looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Information regarding important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the reports filed with the Securities and Exchange Commission thereafter; in particular, the sections of such reports entitled “Cautionary Note Regarding Forward Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included therein. In addition, estimates of rental income for 2022 exclude any related variable rent, anticipated property purchases and/or sales may not be completed during the period indicated or at all, and estimates of gains from property sales are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial and retail properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited)
	March 31,	December 31,
	2022	2021
ASSETS
Real estate investments, at cost	$842,268	$837,641
Accumulated depreciation	(164,505)	(160,664)
Real estate investments, net	677,763	676,977

Property held-for-sale	1,270	1,270
Investment in unconsolidated joint ventures	10,288	10,172
Cash and cash equivalents	11,442	16,164
Unbilled rent receivable	14,166	14,330
Unamortized intangible lease assets, net	19,912	20,694
Other assets	15,288	13,346
Total assets	$750,129	$752,953

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $3,292 and $3,316 of deferred financing costs, respectively	$397,848	$396,344
Line of credit-outstanding, net of $162 and $216 of deferred financing costs, respectively	4,978	11,484
Unamortized intangible lease liabilities, net	10,335	10,407
Other liabilities	27,118	28,440
Total liabilities	440,279	446,675

Total One Liberty Properties, Inc. stockholders’ equity	308,918	305,332
Non-controlling interests in consolidated joint ventures	932	946
Total equity	309,850	306,278
Total liabilities and equity	$750,129	$752,953

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenues:
Rental income, net	$21,531	$20,684
Lease termination fees	25	132
Total revenues	21,556	20,816

Operating expenses:
Depreciation and amortization	5,843	5,757
General and administrative	3,792	3,642
Real estate operating expenses	3,687	3,686
State taxes	74	75
Total operating expenses	13,396	13,160

Other operating income
Gain on sale of real estate, net	4,649	-
Operating income	12,809	7,656

Other income and expenses:
Equity in earnings (loss) of unconsolidated joint ventures	116	(22)
Other income	926	170
Interest:
Expense	(4,306)	(4,634)
Amortization of deferred financing costs	(205)	(213)

Net income	9,340	2,957
Net (income) loss attributable to non-controlling interests	(17)	5

Net income attributable to One Liberty Properties, Inc.	$9,323	$2,962

Net income per share attributable to common stockholders-diluted	$0.44	$0.13

Funds from operations - Note 1	$10,635	$8,839
Funds from operations per common share-diluted - Note 2	$0.50	$0.42

Adjusted funds from operations - Note 1	$10,654	$10,009
Adjusted funds from operations per common share-diluted - Note 2	$0.50	$0.48

Weighted average number of common shares outstanding:
Basic	20,379	20,003
Diluted	20,541	20,061

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$9,323	$2,962
Add: depreciation and amortization of properties	5,725	5,655
Add: our share of depreciation and amortization of unconsolidated joint ventures	130	134
Add: amortization of deferred leasing costs	118	102
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	5	7
Deduct: gain on sale of real estate, net	(4,649)	-
Adjustments for non-controlling interests	(17)	(21)
NAREIT funds from operations applicable to common stock	10,635	8,839

Deduct: straight-line rent accruals and amortization of lease intangibles	(567)	(137)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(8)	(1)
Deduct: income on insurance recoveries from casualty loss	(918)	(20)
Deduct: lease termination fee income	(25)	(132)
Deduct: lease assignment fee income	-	(100)
Add: amortization of restricted stock and RSU compensation	1,325	1,343
Add: amortization of deferred financing costs	205	213
Add: our share of amortization of deferred financing costs of unconsolidated joint ventures	4	4
Adjustments for non-controlling interests	3	-
Adjusted funds from operations applicable to common stock	$10,654	$10,009

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.44	$0.13
Add: depreciation and amortization of properties	0.26	0.28
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01
Add: amortization of deferred leasing costs	0.01	-
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	-	-
Deduct: gain on sale of real estate, net	(0.22)	-
Adjustments for non-controlling interests	-	-
NAREIT funds from operations per share of common stock-diluted (a)	0.50	0.42
Deduct: straight-line rent accruals and amortization of lease intangibles	(0.03)	(0.01)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	-	-
Deduct: income on insurance recoveries from casualty loss	(0.04)	-
Deduct: lease termination fee income	-	(0.01)
Deduct: lease assignment fee income	-	-
Add: amortization of restricted stock and RSU compensation	0.06	0.07
Add: amortization of deferred financing costs	0.01	0.01
Add: our share of amortization of deferred financing costs of unconsolidated joint ventures	-	-
Adjustments for non-controlling interests	-	-
Adjusted funds from operations per share of common stock-diluted (a)	$0.50	$0.48

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.